UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 16, 2010
MedAssets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 North Point Center E, Suite 200,
Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 678-323-2500
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
     On September 14, 2010, MedAssets, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Broadlane Holdings, LLC, a Delaware limited liability company (“Broadlane LLC”), and Broadlane Intermediate Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Broadlane LLC (“Broadlane Holdings”), pursuant to which, among other things, the Company would acquire all of the outstanding shares of capital stock (the “Shares”) of Broadlane Holdings (the “Acquisition”) from Broadlane LLC. The Broadlane Group, Inc., a Delaware corporation and wholly-owned subsidiary of Broadlane Holdings (“Broadlane”), delivers supply chain management, strategic sourcing of supplies and services, capital equipment lifecycle management, advanced technology and analytics, clinical and lean process consulting and clinical workforce optimization. In connection with the Acquisition, Broadlane chairman of the board and chief executive officer Patrick Ryan entered into an employment agreement with the Company. The information set forth in Item 5.02 with respect to his employment is incorporated herein by reference.
     The Acquisition was consummated on November 16, 2010 and, in connection therewith, the Company paid to Broadlane LLC approximately $725.0 million in cash plus working capital of $19.5 million for an aggregate purchase price of $744.5 million. The Company will make an additional payment of $125 million in cash, subject to adjustment and to certain limitations, on or before January 4, 2012.
     The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was previously filed as Exhibit 2.1 to the Form 8-K filed on September 20, 2010 and is incorporated herein by reference.
A Press Release announcing the closing of the Acquisition is attached as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On November 16, 2010, in connection with the closing of the Acquisition, the Company entered into a Credit Agreement (the “Credit Agreement”) and closed a previously disclosed private placement offering of senior notes due 2018. The Company used the borrowings from the credit agreement and the net proceeds from the offering of senior notes to finance the purchase price of the Acquisition and repay outstanding indebtedness of the Company and Broadlane Holdings.
The Credit Agreement
     The Company entered into the Credit Agreement with the banks and other financial institutions named therein (the “Lenders”) and Barclays Bank PLC, acting as administrative agent and collateral agent for the Lenders, letter of credit issuer and swing line lender. The Credit Agreement consists of a six-year $635 million senior secured term loan facility and a five-year $150 million senior secured revolving credit facility, including a letter of credit sub-facility of $25 million and a swing line sub-facility of $25 million.
     The borrowings under the senior secured term loan facility were made in a single draw on November 16, 2010. Amounts borrowed under the senior secured term loan facility that are prepaid may not be reborrowed.
     The senior secured revolving credit facility is available for working capital and other general corporate purposes at any time prior to the final maturity thereof. Amounts repaid under the senior secured revolving credit facility may be reborrowed.
     The Credit Agreement also permits the Company to, subject to the satisfaction of certain conditions and obtaining commitments therefor, add one or more incremental term loan facilities, increase the aggregate commitments under the senior secured revolving credit facility or add one or more incremental revolving credit facility tranches in an aggregate amount of up to $200 million, which may have the same guarantees, and be secured on a pari passu basis by the same collateral, as the senior secured term loan loans and the senior secured revolving credit loans.

     All borrowings under the Credit Agreement are subject to the satisfaction of certain customary conditions precedent.
     The interest rates per annum applicable to loans (other than swing line loans) under the Credit Agreement are, at the Company’s option, equal to either (a) a eurodollar rate for one-, two-, three- six-, or if agreed to by all relevant lenders, nine- or twelve-month interest periods or (b) an alternate base rate, in each case, plus an applicable margin based on the Company’s public corporate credit ratings. Interest rates per annum applicable to swing line loans are equal to the alternate base rate plus an applicable margin based on the Company’s public corporate credit ratings.
     The eurodollar rate is determined by reference to the London inter-bank offer rate, which is the settlement rate established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the lenders are subject. The eurodollar rate includes statutory reserves and is subject to a minimum percentage based on the Company’s public corporate credit ratings (which such minimum percentage does not apply to borrowings under the senior secured revolving credit facility). The alternate base rate is the highest of (1) the prime commercial lender rate published by the Wall Street Journal as the “prime rate”, (2) the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York plus one-half of 1% and (3) the eurodollar rate for a one-month interest period plus 1%. The alternate base rate is subject to a minimum percentage equal to the minimum percentage for the eurodollar rate plus 1%.
     The senior secured term loans amortize in equal quarterly installments of $1,587,000 each, with the balance payable on the sixth anniversary of November 16, 2010. Loans under the Credit Agreement must be prepaid under certain circumstances, including with proceeds from certain post-closing debt issuances, asset sales and a portion of excess cash flow. Loans under the Credit Agreement may be voluntarily prepaid at any time, subject to minimum amounts, a 101% call premium on term loans if prepaid within the first year following November 16, 2010 and in each case, subject to customary LIBOR breakage costs.
     All of the Company’s obligations under the Credit Agreement are unconditionally guaranteed by each of the Company’s existing and subsequently acquired or organized wholly-owned restricted subsidiaries, except that the following subsidiaries do not and will not provide guarantees: (a) unrestricted subsidiaries, (b) subsidiaries with tangible assets and revenues each having a value of less than 2.5% of the consolidated tangible assets and consolidated revenues of the Company (provided that all such immaterial subsidiaries, on a consolidated basis, shall not account for more than 5.0% of the consolidated EBITDA of the Company), (c) any subsidiary prohibited by applicable law, rule or regulation from providing a guarantee or which would require governmental (including regulatory) consent or approval or which would result in adverse tax consequences and (d) not-for-profit subsidiaries.
     All of the Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets and the assets of each guarantor (subject to certain exceptions), including, but not limited to (1) a perfected pledge of all of the equity securities of each direct wholly owned restricted subsidiary of the Company and of each subsidiary guarantor (which pledge, in the case of any foreign subsidiary, is limited to 65% of the equity securities of such foreign subsidiary) and (2) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Company and each subsidiary guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material fee-owned real property, material intercompany notes and proceeds of the foregoing).
     The Credit Agreement contains certain customary negative covenants, including limitations on the incurrence of debt, limitations on liens, limitations on fundamental changes, limitations on asset sales and sale leasebacks, limitations on investments, limitations on dividends or distributions on, or redemptions of, equity interests, limitations on prepayments or redemptions of unsecured or subordinated debt, limitations on negative pledge clauses, limitations on transactions with affiliates and limitations on changes to the Company’s fiscal year. The Credit Agreement also includes maintenance covenants of maximum ratios of consolidated total indebtedness (subject to certain modifications) to consolidated EBITDA (subject to certain modifications) and minimum cash interest coverage ratios.
     The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of insolvency or bankruptcy, material judgments, certain events under ERISA, actual or asserted failures of any guaranty or security document supporting the Credit Agreement to be in full force and effect and changes of control.
     The description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

The Notes Offering
     The Company closed the offering of an aggregate principal amount of up to $325 million of senior notes due 2018 (the “Notes”) in a private placement (the “Notes Offering”). The Notes are jointly and severally guaranteed on a senior unsecured basis by each of the Company’s existing restricted subsidiaries and each of the Company’s future domestic restricted subsidiaries in each case that guarantees the Company’s obligations under the Credit Agreement. The Notes and the guarantees are senior unsecured obligations of the Company and the guarantors and will rank equally in right of payment with all senior unsecured indebtedness of the Company and the guarantors.
     The Notes were issued pursuant to an indenture dated as of November 16, 2010 (the “Indenture”) among the Company, its subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. Pursuant to the Indenture, the Notes will mature on November 15, 2018 and bear 8% annual interest. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2011.
     The Company may redeem some or all of the Notes at any time on or after November 15, 2014 at the redemption prices set forth in the Indenture. The Company may also redeem up to 35% of the Notes with the proceeds of certain equity offerings prior to November 15, 2013 at a redemption price of 108% of the principal amount of the Notes plus accrued and unpaid interest, if any. At any time prior to November 15, 2014, the Company also has the option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole” premium.
     Holders may require the Company to repurchase all or any part of their Notes upon the occurrence of a change of control or certain asset dispositions at a price equal to 101% or 100%, respectively, of the principal amount of the Notes, plus accrued and unpaid interest, if any.
     The Indenture contains certain customary negative covenants, including limitations on the incurrence of debt, limitations on liens, limitations on consolidations or mergers, limitations on asset sales, limitations on certain restricted payments and limitations on transactions with affiliates. The Indenture also contains customary events of default.
     The description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full and complete text of the Indenture, a copy of which is filed hereto as Exhibit 4.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The information provided in Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.
     On November 16, 2010, Mr. Scott E. Gressett, the Company’s Senior Vice President and Chief Accounting Officer, assumed the position of Executive Vice President and General Manager, Spend Management Operations. Initially, Mr. Gressett will help lead the Company’s integration efforts associated with the Acquisition. Mr. Gressett joined the Company at its founding in 1999 as Vice President of Finance and Corporate Controller and served in such capacity until he was promoted to Senior Vice President of Finance in October 2004. In June 2007, Mr. Gressett was promoted to Chief Accounting Officer. Mr. Gressett’s employment agreement with the Company dated as of August 22, 2007 will be amended to reflect his new position.
     Additionally, Mr. Lance M. Culbreth, age 40, the Company’s Vice President and Corporate Controller since January 2006, has been appointed by the Board of Directors of the Company (the “Board”) to serve as the Company’s Senior Vice President and Chief Accounting Officer. Such appointment is effective immediately. Mr. Culbreth will report directly to Mr. L. Neil Hunn, the Company’s Executive Vice President and Chief Financial Officer and President of Revenue Cycle Technology.
     Mr. Culbreth joined the Company in November 1999 as Senior Accountant, reporting to Mr. Gressett, and served in such capacity until he was promoted to Vice President and Corporate Controller in 2006. Mr. Culbreth has been instrumental in assisting Mr. Gressett with the development and leadership of the Company’s accounting department. Mr. Culbreth has over 17 years of experience in the accounting and finance industry, including having previously worked for Arthur Andersen, LLP as a senior audit associate from January 1998 to October 1999 where he performed audit and other transaction services for enterprise clients in a variety of industries. Mr. Culbreth graduated from the University of Georgia with a Bachelor of Business Administration degree in accounting.

     In connection with his appointment, Mr. Culbreth has entered into an employment agreement (the “Culbreth Agreement”) with the Company, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference. The description of the Culbreth Agreement contained herein is qualified in its entirety by reference to the Culbreth Agreement. The Culbreth Agreement contains an initial two-year term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the Culbreth Agreement at least 12 months prior to the expiration of the then-current term. The Culbreth Agreement provides for an annual base salary of not less than $225,000, subject to increase as may be approved by the Chief Executive Officer or the Compensation, Governance and Nominating Committee of the Board. Mr. Culbreth is eligible to participate in an annual cash incentive plan established by the Board in respect of each fiscal year during the employment term, with an annual target cash incentive of 35% of base salary. In the event Mr. Culbreth is terminated without “cause” or resigns for “good reason” (as each is defined in the Culbreth Agreement), he will be entitled to the following: (i) a severance multiplier, multiplied by the sum of his base salary plus target annual bonus, (ii) reimbursement of COBRA premiums for the lesser of 18 months or the number of months left in the term of employment, and (iii) full vesting of outstanding equity awards held by him. If such termination occurs during the initial term of the Culbreth Agreement or during the 2 years following a “change in control” (as defined in the Culbreth Agreement), the severance multiplier will be 2. In all other events, it will be 1. In addition, to the extent necessary, the Company is obligated to make tax “gross up” payments to address excise taxes that may be imposed upon Mr. Culbreth under applicable tax laws in connection with a change in control of the Company. The Culbreth Agreement contains standard confidentiality provisions and subjects Mr. Culbreth to non-competition and non-solicitation obligations during the term of employment and for 24 months following termination of employment for any reason.
     On November 17, 2010, the Company entered into an employment agreement with Patrick Ryan (the “Ryan Agreement”), a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference. The description of the Ryan Agreement contained herein is qualified in its entirety by reference to the Ryan Agreement. Pursuant to the Ryan Agreement, Mr. Ryan, age 52, will serve as President of the Spend

Management Segment of the Company. The Ryan Agreement contains an initial two-year term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the Ryan Agreement at least 12 months prior to the expiration of the then-current term. The Ryan Agreement provides for an annual base salary of not less than $325,000, subject to increase as may be approved by the Chief Executive Officer or the Compensation, Governance and Nominating Committee of the Board. Mr. Ryan is eligible to participate in an annual cash incentive plan established by the Board in respect of each fiscal year during the employment term, with an annual target cash incentive of 40% of base salary. In the event Mr. Ryan is terminated without “cause” or resigns for “good reason” (as each is defined in the Ryan Agreement), he will be entitled to the following: (i) an amount equal to one times (or two times, if the termination or resignation occurs during the two-year period following a “change in control” of the Company (as defined in the Ryan Agreement)) the sum of his base salary plus target annual bonus, (ii) reimbursement of COBRA premiums for the lesser of 18 months or the number of months left in the term of employment, and (iii) full vesting of outstanding equity awards held by him. In addition, to the extent necessary, the Company is obligated to make tax “gross up” payments to address excise taxes that may be imposed upon Mr. Ryan under applicable tax laws in connection with a change in control of the Company. The Ryan Agreement contains standard confidentiality provisions and subjects Mr. Ryan to non-competition and non-solicitation obligations during the term of employment and for 24 months following termination of employment for any reason.
     In connection with the closing of the Acquisition, Rand A. Ballard resigned from the Board as a Class II director and Mr. Ryan was appointed by the Board to fill such vacancy. In connection with the reappointment of Mr. Ballard to the Board and solely in order to provide for an equal apportionment of directors among the three classes of the Company’s classified Board in accordance with the Company’s bylaws, the Board adopted resolutions to increase the number of directors designated as Class I directors from three to four directors. Mr. Ballard was then reappointed by the Board as a Class I director, filling such newly-created vacancy. Following the appointments of Mr. Ballard and Mr. Ryan as Class I and Class II directors, respectively, the Board consists of four Class I directors, four Class II directors and three Class III directors.
     Mr. Ryan, who served as Broadlane’s Chairman since 2009, assumed the role of interim CEO of Broadlane in September of 2009 and formally became CEO in January of 2010. He has been in the healthcare field since 1980 with specific experience in finance, operations, strategic development, service, sales and direct-to-consumer marketing. From 2007 until joining Broadlane, Mr. Ryan worked with SV Life Sciences as a Venture Partner and served on the boards of Hill-Rom Holdings, Inc., Affiliated Managers Group, Inc. (AMG), and Infusion Resources. Prior to that, Mr. Ryan served as CEO and Director of Polymedica Corporation, from 2004 until its sale to Medco Health Solutions in October 2007. Previously, Mr. Ryan served as the Chairman and CEO of Physicians Dialysis, Inc. from the company’s inception in 2000 until its acquisition by DaVita, Inc. in 2004. Mr. Ryan continues to serve on the boards of AMG and Ferrer, Freeman and Company, and holds a B.A. in Political Science and Sociology from the University of Rochester.

Item 9.01	Financial Statements and Exhibits.
(a) Financial statements of business acquired.
The financial statements required by paragraph (a) of Item 9.01 of Form 8-K were previously filed as Exhibit 99.1 to the Form 8-K filed on October 27, 2010 and are incorporated herein by reference.
(b) Pro forma financial information.
The pro forma financial information required by paragraph (b) of Item 9.01 of Form 8-K is not included herein and, pursuant to paragraph (b)(2) of such Item 9.01, such pro forma financial information will be filed by the Company not later than February 1, 2011 by amendment to this Form 8-K.
(d) Exhibits.
Number and Description

4.1	Indenture, dated as of November 16, 2010, among MedAssets, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

10.1	Credit Agreement, dated as of November 16, 2010, among MedAssets, Inc., each financial institution from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, Bank of America, National Association, Fifth Third Bank and Raymond James Bank, FSB, as Co-Documentation Agents and General Electric Corporation as Senior Managing Agent.

10.2	Employment Agreement, dated as of November 16, 2010, between MedAssets Services, LLC and Lance M. Culbreth.

10.3	Employment Agreement, dated as of November 17, 2010, between MedAssets Services, LLC and Patrick Ryan.

99.1	Press Release, dated as of November 16, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.
November 19, 2010	By:	/s/ L. Neil Hunn
		Name:	L. Neil Hunn
		Title:	Executive Vice President and Chief Financial Officer and President of Revenue Cycle Technology

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of November 16, 2010, among MedAssets, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

10.1	Credit Agreement, dated as of November 16, 2010, among MedAssets, Inc., each financial institution from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, Bank of America, National Association, Fifth Third Bank and Raymond James Bank, FSB, as Co-Documentation Agents and General Electric Corporation as Senior Managing Agent.

10.2	Employment Agreement, dated as of November 16, 2010, between MedAssets Services, LLC and Lance M. Culbreth.

10.3	Employment Agreement, dated as of November 17, 2010, between MedAssets Services, LLC and Patrick Ryan.

99.1	Press Release, dated as of November 16, 2010.